Exhibit 10.1

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made effective this 5th day of October, 2018 (the “Effective Date”), between 876CO, LLC, a California limited liability company(“Manager”), I.AM INC., a Nevada corporation (the “Company”), and solely with respect to Section 3.01(a), Digital Power Lending, LLC (“DPL”).

WHEREAS, the Company owns all of the assets of four “Prep Kitchen” restaurants located in California all as identified on Schedule 1 attached hereto (collectively, the “Original Restaurants”);

WHEREAS, the Company is party to a securities purchase agreement (the “SPA”) with DPL, David J. Krause, and Deborah J. Krause, pursuant to which DPL acquired a majority of the outstanding equity of the Company;

WHEREAS, pursuant to the SPA, the parties agreed to use negotiate in good faith and use commercially reasonable efforts for the Company and the Manager to enter into a management agreement for the management of the Company;

WHEREAS, the Company desires to retain Manager to manage and operate the Original Restaurants and the Additional Management Agreement Restaurants (as defined herein) on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Engagement and Authorization.

1.01 Engagement As Manager. Company hereby engages Manager as its sole and exclusive agent to supervise, manage, direct and control the operations of the Management Agreement Restaurants (defined below), in accordance with the terms and conditions hereof. Manager hereby accepts such engagement as the manager of the Management Agreement Restaurants during the Term, as hereafter defined, of this Agreement. Manager agrees that David J. Krause will be involved in all aspects of the Services (defined below) to be provided by Manager under this Agreement, by directly providing or supervising such Services.

1.02 Grant of Authority. Company hereby grants Manager full power and authority to take all actions and to do all things reasonably required to perform the obligations of the Manager under this Agreement; provided that: (i) Manager shall not have the power and authority to grant any mortgage, encumbrance, security interest, pledge or other lien on any tangible or intangible asset of Company without the approval of Company, (ii) in the performance of this Agreement, Manager shall act as the agent of Company; and (iii) such power and authority will be limited to providing the Services, as defined herein. Nothing herein shall constitute or be construed to be or create a partnership, joint venture or lease between Company and Manager.

2. Manager’s Duties. Throughout the Term of this Agreement, Manager shall use the Manager's commercially reasonable efforts and due diligence to manage and operate the Management Agreement Restaurants. Without limiting the generality of the foregoing, during the Term, Manager shall provide Company with the following specific services (hereinafter collectively referred to as the “Services”), at each of the Management Agreement Restaurants:

1

2.01 Restaurant Management. Manager shall oversee the day-to-day management of the Management Agreement Restaurants, which responsibilities shall include: (a) the hiring, training and supervising of all restaurant employees, as more particularly described below; (b) the reviewing, approving and paying of all operating expense; (c) the maintenance of business files and records; (d) the performance of general administrative functions; and (e) the preparation of the Management Agreement Restaurants’ monthly activities, as more particularly described below, and (f) such other actions as may be reasonably requested by the Company. In addition, Manager shall manage, operate, and maintain the Management Agreement Restaurants in such a manner that each Management Agreement Restaurant is at all times in substantial compliance with: (i) all zoning and use restrictions, fire codes, building codes, and other requirements issued by any governmental authority; (ii) all licenses, permits and other authorizations required in the operation of the Management Agreement Restaurants; (iii) any policy of insurance covering the Management Agreement Restaurants; (iv) any real estate lease, as applicable, to avoid any default by Company thereunder; (v) the negotiation of inventory purchase contracts with vendors; and (vi) all applicable laws and regulations.

2.03 Operating Expenses. The Manager will (subject to the right of the Company to disapprove any such actions by providing prior written notice of such disapproval): (a) pay all expenses of operating the Management Agreement Restaurants; (b) negotiate and enter into on Company’s behalf all service contracts, including without limitation, water, electricity, gas, fuel, telephone, contracts for janitorial services, vermin extermination, trash removal, landscaping services, and other services required to operate and maintain the Management Agreement Restaurants; (c) purchase supplies, equipment and materials which are required to operate and maintain the Management Agreement Restaurants; (d) maintain the premises of the Management Agreement Restaurants in a manner which maximizes the appearance and operation of the Management Agreement Restaurants to the Management Agreement Restaurants’ potential, including without limitation, interior and exterior cleaning, plumbing, and such other normal maintenance and repair work as might be desirable; and (e) negotiate and enter into contracts for the marketing, promotion and advertisement of the Management Agreement Restaurants.

2.04 Monthly Reports. Manager shall maintain full and adequate records and books of account and such other records as might be appropriate to reflect the results of operation of the Management Agreement Restaurants, and which shall reflect all revenues and expenditures and all other receipts and disbursements relating to each of the Management Agreement Restaurants. All books and records will be the property of the Company and the Company will have access thereto at all reasonable times. Within fifteen (15) days after the end of each month, Manager shall prepare and furnish to Company such information for the preceding month for each of the Management Agreement Restaurants as may reasonably be requested by Company.

2.06 Human Resources. Manager shall, on Company’s behalf, hire, train, supervise, and pay all Management Agreement Restaurants employees and other personnel (“Employees”) necessary to fulfill its obligations hereunder. All Employees shall be the employees or independent contractors of Company and not the employees or independent contractors of Manager. Manager may discharge any Employee in its discretion and pursuant to applicable state and federal law. Manager shall, at Company’s expense, cause Employees to be covered by workers’ compensation insurance and such other insurance as is now or hereafter required by law. Manager shall maintain all personnel and payroll records and manage all Employee benefits programs, including, but not limited to, health insurance, dental insurance, short and long term disability plans, life insurance, workers compensation, cafeteria plans, vacation plans, sick leave and employee policy manuals.

2

2.07 Accounting. Manager shall perform general accounting functions, on behalf of Company with respect to the Management Agreement Restaurants , including, without limitation: cash management and banking relations; budgeting, forecasting and financial statement reporting; the preparation and maintenance of records necessary to produce financial statements; the preparation of financial statements, as requested by Company; the preparation, execution, and filing, punctually, when due all forms, reports, and returns required by law relating to the employment of Employees or to the management, operation, occupancy, maintenance or use of the Management Agreement Restaurants, including without limitation any sales or use tax forms, reports, and income tax returns; audit support; and any other general accounting function as requested by Company. In addition, Manager shall pay punctually when due any sales, use, employment or other taxes relating to the operation of the Management Agreement Restaurants.

2.08 Marketing. Manager shall devise a strategy for and assist in the implementation, of a marketing program to advertise and promote the business of the Management Agreement Restaurants. Manager may cause the Management Agreement Restaurants to participate in such marketing plans, oral and written presentations, promotional materials, public relations, media relations and any other general marketing functions to promote the Management Agreement Restaurants.

2.09 Point-of-Sale Management Information System. Manager shall operate, administer, maintain, and repair the existing point-of-sale management information system for tracking purchases and inventory of each of the Management Agreement Restaurants.

3.01 Term and Events for Termination.

(a) This Agreement will be in effect for a term (the “Term”) of ten (10) years commencing on the Effective Date, subject to earlier termination in accordance with this Section 3. The Company may, at its sole option, terminate this Agreement, with or without Cause (as defined below) at any time upon written notice to the Manager. In the event the Company terminates the Agreement without Cause, the Company shall pay Manager One Million Dollars ($1,000,000), which sum is separately guaranteed by DPL, and will be payable in an initial payment of $250,000, with the remainder due in a lump sum no later than the tenth (10th) day of March of the year following the year the Company has terminated this Agreement without Cause. In the event the Company terminates this Agreement with Cause, the Manager will not be owed any further compensation under this Agreement

“Cause” shall mean the following: (a) gross mismanagement of any Management Agreement Restaurant by the Manager; where “gross mismanagement” means a management action or inaction which creates a real and substantial risk on any Management Agreement Restaurant’s ability to continue to operate for more than thirty (30) days following the alleged act or failure to act; (b) any Material default by the Manager in the performance of the of the Manager’s obligations hereunder, after receipt of written notice from Company and a reasonable opportunity to cure such default, if such default is capable of being cured; (c) the ongoing failure, after receipt of written notice from Company and a reasonable opportunity to cure an alleged failure, of Manager to perform any of its Material duties as set forth within this Agreement; (d) the Manager’s or David J. Krause’s willful engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, Materially injurious (within the meaning of “Material” as defined below) to the Company or its affiliates; (e) the Manager’s or David J. Krause’s criminal conviction or plea of guilty or no contest for embezzlement, misappropriation of Management Agreement Restaurant property, or fraud, or a crime that constitutes a felony (or state law equivalent).

“Material” shall mean an act or failure to act which has such a significant effect on the operation of the business that it makes it infeasible to operate the business for a period of greater than 90 days.

3

(b) Manager, at its sole option, may terminate this Agreement after ten (10) days’ written notice to Company. In the event Manager terminates this Agreement Manager will be owed only such compensation for services it has performed under this Agreement to the date of termination.

3.02 Certain Obligations of Manager After Termination. Upon termination of this Agreement, Manager shall: (i) deliver to Company all records, books, accounts, files, and other documentation (the “Records”) pertaining to the management, maintenance, operation, marketing and use of the Management Agreement Restaurants, including, without limitation, all records relative to the employees, suppliers, finances, and affairs of the Management Agreement Restaurants; (ii) deliver and assign, transfer or otherwise convey to Company all contracts and all personal property relating to or used in the management, operation and maintenance of the Management Agreement Restaurants, including, without limitation, all keys, combinations to locks and other security devices, documents, materials, operating supplies, furnishings and equipment, provided that any personal property owned by Manager may be retained by Manager; (iii) prepare and deliver to Company a full set of reports for each of the Management Agreement Restaurants in accordance with paragraph 2.05, current to the date of termination; (iv) deliver all funds held by Manager on behalf of Company; and (v) render such assistance as Company might reasonably request to facilitate an orderly transition in the management and operation of the Management Agreement Restaurants.

4. Management Fee and Addition of Restaurants.

4.01 Management Fee. As compensation for all Services to be rendered by Manager during the Term of this Agreement, the Company shall pay to Manager a management fee (the “Management Fee”) due in each case, within 10 days of the end of each calendar month (pro rated for any partial month) equal to (i) for each Management Agreement Restaurant, (a) for each month that such Management Agreement Restaurant is not profitable, $5,000 per month, or (b) for each month that such Management Agreement Restaurant achieves a gross profit, the greater of 6% of the gross revenue for such month, or $5,000, whichever is greater, provided that in the event that payment of the 6% Management Fee would cause such Management Agreement Restaurant to become unprofitable, the Management Company will only be entitled to receive as much of the 6% Management Fee, if greater than $5,000, as would cause such Management Agreement Restaurant to break even, (c) for each Additional Non-Management Agreement Restaurant (as defined below), Company shall pay Manager for each month that such Additional Non-Management Agreement Restaurant is not profitable, $2,500, per month,(x) or for each month that such Additional Non-Management Agreement Restaurant achieves a gross profit, the greater of 3% of the gross revenue for such month, or $2,500, whichever is greater, provided that in the event that payment of the 3% Management Fee would cause such Additional Non-Management Agreement Restaurant to become unprofitable, the Management Company will only be entitled to receive as much of the 3% Management Fee, if greater than $2,500, as would cause such Additional Non-Management Agreement Restaurant to break even.

4.02 Addition of Restaurants or Other Hospitality Venues. In the event, that while this Agreement is in effect, the Company acquires through the efforts of the Management Company or David Krause, any additional restaurant or other hospitality venue(s), for example, a hotel, these shall be deemed an “Additional Management Agreement Restaurant” (and together with the Original Restaurants, the “Management Agreement Restaurants”), and compensation shall be that assigned under sub-section 4.01 for this classification. Such other restaurants or hospitality venue(s) operated by the Company either alone or in concert with others shall be deemed an “Additional Non-Management Agreement Restaurant” and be entitled to the designated compensation under sub-section 4.01.

4

4.03 Presentment of Business Opportunities. During the Term, the Management Company shall promptly present to the Company any and all business opportunities relating to hospitality ventures that the Management Company becomes aware of promptly upon Management Company becoming aware of such opportunities. In the event the Company chooses not to undertake an opportunity presented by the Management Company or David Krause, including the operation or establishment of a Prep Kitchen restaurant, which may or may not compete with Company owned or operated businesses, then the Management Company shall be at liberty to pursue the opportunity declined by the Company. The Company shall have thirty (30) days to either accept or decline an opportunity once the same is presented in writing by David Krause or the Management Company.

5. Representations and Warranties of Manager. Manager represents and warrants to the Company that (a) it has the power, authority, and legal capacity to enter into and to perform this Agreement, (b) this Agreement when executed and delivered by the Manager will be a legal, valid and binding obligation enforceable against Manager in accordance with its terms; (c) all acts required to be taken by the Manager to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken, and (d) the execution and delivery of this Agreement by the Manager and the performance by the Manager of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) does not and will not violate any Laws applicable to the Manager; and (iii) does not and will not violate or breach any contractual obligation to which the Manager is a party.

6. Representations and Warranties of Company. Company represents and warrants to the Manager that (a) it has the power, authority, and legal capacity to enter into and to perform this Agreement, (b) this Agreement when executed and delivered by the Company will be a legal, valid and binding obligation enforceable against the Company in accordance with its terms; (c) all acts required to be taken by the Company to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken, and (d) the execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any Governmental Entity under any Laws; (ii) does not and will not violate any Laws applicable to the Company; and (iii) does not and will not violate or breach any contractual obligation to which the Company is a party.

7. Indemnification. Manager will indemnify and hold harmless the Company, its affiliates and its and their respective directors, officers, shareholders, members, managers, employees, and agents (each, an “Indemnified Party”), against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever to the extent sustained, suffered or incurred by or made against any Indemnified Party, to the extent based upon, arising out of or in connection with Manager’s (a) breach of this Agreement, or (b) any violation of law by the Manager. This provision will survive termination of this Agreement.

8. Miscellaneous Provisions.

5

8.01 Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, mailed by certified or registered mail with postage prepaid or by overnight mail , or if sent by facsimile or e-mail as follows:

Manager:

Deb Krause

1155 Camino Del Mar

Suite 116,

Del Mar, California 92014Company or DPL:

201 Shipward Way

Newport Beach, CA 92663

Email: bill@digitalpowerlending.com

or to such other person or address as such party hereafter designates (by written notice to the other party).

8.02 Notices Concerning the Management Agreement Restaurants. Upon the receipt by Manager of any notice pertaining to any of the Management Agreement Restaurants not of a routine nature, including in any event, but not limited to, notices of any violation of any legal requirements, Manager shall immediately inform Company of such notice and shall deliver a copy of the notice to Company as expeditiously as possible.

8.03 Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations shall be assigned by Manager without the prior written consent of the Company.

8.04 Governing Law; Jurisdiction. . This Agreement and the rights of the parties hereunder will be governed by and construed in accordance with the laws of the State of New York including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. The parties submit to the jurisdiction of the Courts of the County of New York, State of New York or a Federal Court empaneled in the County of New York for the resolution of all legal disputes arising under the terms of this Agreement. The prevailing Party(ies) in any such action will be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

8.05 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

8.06 Headings. The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

8.07 Entire Agreement; Modification. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter contained herein. This Agreement may not be amended or modified in any manner except by an instrument in writing signed by the parties. For the avoidance of doubt, this Agreement may not be waived or amended without the approval of the board of directors of the Company (without the participation of David J. Krause or Deborah J. Krause.)

8.08 Severability. The provisions of this Agreement are severable and the invalidity of any one provision shall not affect the validity of any other provision.

6

IN WITNESS WHEREOF, the undersigned have executed effective as of the date first above written.

 876CO, LLC

By: /s/ Deborah Krause

Name: Deborah Krause

Title: Member

I.AM INC.

By: /s/ David Krause

Name: David Krause

Title: CEO

Solely with respect to Section 3.01(a)

DIGITAL POWER LENDING, LLC

By: /s/ William Corbett

Name: William Corbett

Title: CEO

7

SCHEDULE "1"

Original Restaurants

Del Mar

La Jolla

Little Italy

San Marcos

8